Exhibit 99.34

ICC
INDUSTRIES INC.

OFFICE OF THE PRESIDENT

460 PARK AVENUE
NEW YORK, NY 10022
___________

TEL: (212) 521-1700
FAX: (212) 521-1794
INTERNET: jlo@iccchem.com

June 21, 2001

VIA DHL COURIER

Pharmaceutical Formulations, Inc.
460 Plainfield Avenue
Edison, New Jersey 08818

Attn: Mr. James Ingram

Dear Mr. Ingram:

Pursuant to Section 5.1.2 of the Certificate of Designations, Preferences and Rights of Series A Cumulative Redeemable Convertible Preferred Stock of Pharmaceutical Formulations, Inc. ("PFI"), we, ICC Industries Inc. ("ICC") hereby elect to convert the 2,500,000 shares of Series A Preferred Stock, which ICC owns.

We hereby request that the shares of Common Stock be issued in the name of "ICC Industries Inc."

We also request that all dividends accrued and unpaid shall be paid by issuance of stock pursuant to Section 5.1.4.

We enclosed herewith Certificate No. PA-001 for 2,500,000 shares of Pharmaceutical Formulations, Inc. Series A Cumulative Redeemable Convertible Preferred stock in name of ICC Industries Inc. dated August 8, 1996, which has been endorsed in blank.

Very truly yours, ICC INDUSTRIES INC. /s/ John L. Oram John L. Oram